EXHIBIT 99.1

AIR  METHODS
--------------------------------------------------------------------------------
                                              The #1 Airborne Healthcare Company

              AIR METHODS REPORTS 2Q2006 RESULTS AND 3Q2006 UPDATE
               Company Earns $0.31 Diluted EPS; Revenue Grows 21%

DENVER, CO., August 8, 2006 -- Air Methods Corporation (NASDAQ: AIRM) reported results for the quarter ended June 30, 2006. Revenue increased 21% to $105.9 million from $87.7 million in the year-ago quarter. For the six-month period, revenue increased 25% to $195.2 million, up from $156.2 million in the prior-year six-month period.

For the quarter, net income increased 15% to $3.8 million, or $0.31 per diluted share, as compared with prior-year quarter net income of $3.3 million, or $0.29 per diluted share. Net income for the six-month period was $6.4 million, or $0.52 per diluted share, compared to $2.9 million, or $0.25 per diluted share, for the prior-year six-month period. The prior-year quarter and six-month period include a loss on early extinguishment of debt of $3.1 million before the effect of income taxes. Net of income taxes, this loss reduced prior-year quarterly and six-month net income by $1.9 million, or $0.16 per diluted share. The current-year quarter includes a $0.6 million pre-tax gain from disposition of assets, offset in part by $0.3 million of accrued severance expense before tax benefit associated with changes of two management positions.

As previously reported, the current-year second quarter results reflect a decrease in net revenue after bad debt per community-based transport from $5,978 in the first quarter of 2006, to $5,559 in the current quarter. Net reduction to pre-tax earnings attributed to the decline in reimbursement rate was approximately $3.7 million. The decrease was attributed to a shift in payer mix from insured patients to uninsured and Medicaid categories, as well as to increases in bad debt reserves from lower than anticipated collections.

SECOND  QUARTER  HIGHLIGHTS

Community-Based Operations: Revenue from community-based operations increased 25% to $75.4 million, while segment net income decreased 6% to $7.4 million during the second quarter, as compared with $7.9 million in the prior-year quarter. The decrease in segment net income was primarily attributed to weaker than anticipated reimbursement rates as discussed above. Although net revenue after bad debt expense per transport increased from $5,221 in the prior-year quarter to $5,559 in the current quarter, the second quarter rate reflected a $419 per transport decrease from first quarter 2006 results. Community-based transports completed during the second quarter were 8,924 as compared with 8,562 in the prior-year quarter. Community-based transports for bases in operation greater than one year (Same-Base Transports) decreased slightly by 48, or less than 1%, while weather cancellations for bases in operation greater than one year increased by 116, or 9%, from the prior-year quarter. Community-based operations also experienced a 19% increase in fuel cost per flight hour during the current-year quarter as compared with the prior-year quarter. This resulted in a $0.4 million increase in fuel expense based on hours flown.

Hospital-Based Operations: Revenue from hospital-based operations increased by 13% to $28.5 million, while segment net income decreased from $2.8 million during the prior-year second quarter to break-even results in the current quarter. The decrease in earnings is primarily attributed to a $0.8 million increase in pilot compensation expenses associated with implementation of a new collective bargaining agreement effective January 1, 2006. The decrease is also attributed to increases in maintenance expense per transport which increased from $531 in the prior-year quarter to $717 in the current-year quarter, a 35% increase.

Products Division: Revenue, including revenue generated from internal projects, increased 23% to $4.2 million, while segment net income increased 41% to $1.1 million during the second quarter as compared with the prior-year quarter. Growth in segment net income outpaced growth in revenue due to change in product mix.

Aaron Todd, Chief Executive Officer, stated, "We continue to remain optimistic that the severity of the change in payer mix during the second quarter does not reflect a longer-term trend. We have seen a significant improvement in both June and July as compared with the three-month period ended in May. Days' sales outstanding for community-based operations began to decline in May, a trend we expect to continue throughout the summer months.

"We are pleased to report that our third quarter has begun with healthy flight volume in July as well. Community-based transports increased to 3,282 in July, as compared with 2,981 in June and 2,981 in July of 2005. Our operating margins have been affected by higher inflationary pressures attributed to first-year implementation of the pilots' collective bargaining agreement, as well as to employee benefits, fuel, and spare parts; however, we believe strong market conditions and recent price increases should provide for improving margins looking forward," said Todd.

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
          ------------------
642-1687 (domestic) or (706) 645-9291 (international), access number 2913460, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
------------------

Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
                            ------------------
aeromedical transportation and medical services. The Air Medical Services Division is the largest provider of air medical transport services for hospitals. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features approximately 200 helicopters and fixed wing aircraft.


                                      AIRM
                                     ------
                                     NASDAQ
                                     LISTED


--------------------------------------------------------------------------------
FORWARD LOOKING STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
--------------------------------------------------------------------------------

CONTACTS: Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or Joe Dorame at Lytham Partners, LLC at (602) 889-9700. Please contact Christine Clarke at
(303)  792-7579  to  be  included  on  the  Company's  fax  and/or mailing list.

                       ---FINANCIAL STATEMENTS ATTACHED---

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)


                                                 June 30,     December 31,
                                                   2006           2005
                                              --------------  ------------
ASSETS
------

Current assets:
Cash and cash equivalents                     $        2,778         3,218
Trade receivables, net                                96,891        83,567
Other current assets                                  33,863        25,726
                                              --------------  ------------

Total current assets                                 133,532       112,511

Property and equipment                                93,154        93,530
Other assets, net                                     14,643        15,491
                                              --------------  ------------

Total assets                                  $      241,329       221,532
                                              ==============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $       19,828        16,502
Accounts payable, accrued expenses and other          28,538        29,170
                                              --------------  ------------

Total current liabilities                             48,366        45,672

Long-term indebtedness                                67,618        58,392
Other non-current liabilities                         30,546        31,257
                                              --------------  ------------

Total liabilities                                    146,530       135,321

Total stockholders' equity                            94,799        86,211
                                              --------------  ------------

Total liabilities and stockholders' equity    $      241,329       221,532
                                              ==============  ============

                            AIR METHODS CORPORATION AND SUBSIDIARIES
                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (Amounts in thousands, except share and per share amounts)


                                                Three Months Ended         Six Months Ended
                                                      June 30,                  June30,
                                             -------------------------  ------------------------
                                                 2006         2005         2006         2005
                                             -------------------------  ------------------------
Revenue:
Flight operations                            $   103,795       85,865      191,626      152,823
Product operations                                 1,440        1,820        3,045        3,370
Other, net                                           647            -          562            -
                                             -------------------------  ------------------------
Total revenue                                    105,882       87,685      195,233      156,193
                                             -------------------------  ------------------------

Expenses:
Operating expenses                                85,267       65,503      156,142      121,566
General and administrative                        10,021        9,065       19,848       17,828
Depreciation and amortization                      3,194        2,971        6,365        5,868
                                             -------------------------  ------------------------
                                                  98,482       77,539      182,355      145,262
                                             -------------------------  ------------------------

Operating income                                   7,400       10,146       12,878       10,931

Interest expense                                  (1,470)      (1,525)      (2,826)      (3,418)
Loss on early extinguishment of debt                   -       (3,104)           -       (3,104)
Other, net                                           394          (40)         740          333
                                             -------------------------  ------------------------

Income before income taxes                         6,324        5,477       10,792        4,742

Income tax expense                                (2,511)      (2,153)      (4,399)      (1,886)
                                             -------------------------  ------------------------

Net income                                   $     3,813        3,324        6,393        2,856
                                             =========================  ========================

Income per common share:
  Basic                                      $      0.32         0.30         0.55         0.26
  Diluted                                    $      0.31         0.29         0.52         0.25

Weighted average common shares outstanding:
  Basic                                       11,760,986   11,029,421   11,698,504   11,013,912
  Diluted                                     12,318,161   11,519,944   12,300,428   11,511,675